Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)
Patterson Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$2,830,036,309.74 (1)(2)	0.0001531	$433,278.56 (3)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$2,830,036,309.74

Total Fees Due for Filing			$433,278.56

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$433,278.56

(1)
Aggregate number of securities to which transaction applies: The maximum number of shares of common stock, par value $0.01 (“common stock”) of Patterson Companies, Inc. (“Patterson”) to which this transaction applies is estimated to be 91,277,425, which consists of (a) 88,261,494 shares of Patterson’s common stock, par value $0.01 outstanding, entitled to receive the per share merger consideration of $31.35; (b) 1,266,009 shares of common stock underlying outstanding stock options, entitled to receive the per share merger consideration of $31.35 minus any applicable exercise price; (c) 1,200,190 shares of common stock underlying outstanding restricted stock units entitled to receive the per share merger consideration of $31.35; (d) 444,743 shares of common stock underlying outstanding performance-based restricted stock units (assuming target level of performance) entitled to receive the per share merger consideration of $31.35; (e) 88,938 shares of common stock subject to purchase pursuant to the Employee Stock Purchase Plan entitled to receive the per share merger consideration of $31.35; and (f) 16,051 shares of common stock subject to purchase pursuant to the Sharesave Plan entitled to receive the per share merger consideration of $31.35.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11
(set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 88,261,494 shares of shares of Patterson’s common stock outstanding and the per share merger consideration of $31.35; (b) the product of 1,266,009 shares of common stock underlying outstanding stock options and $6.46 (which is the difference between the per share merger consideration of $31.35 and the weighted average exercise price of $24.89); (c) the product of 1,200,190 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $31.35; (d) the product of 444,743 shares of common stock underlying outstanding performance-based restricted stock units (assuming target level of performance) and the per share merger consideration of $31.35; (e) the product of 88,938 shares of common stock subject to purchase pursuant to the Employee Stock Purchase Plan and the per share merger consideration of $31.35 and (g) the product of 16,051 shares of common stock subject to purchase pursuant to the Sharesave Plan and the per share merger consideration of $31.35.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding footnote (2) by 0.0001531.